Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of CorMedix, Inc. on Form S-3, of our reports dated March 16, 2020 with respect to the consolidated financial statements of CorMedix, Inc. as of December 31, 2019 and 2018 and for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2019. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

November 5, 2020

East Hanover, New Jersey